Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Fourth Quarter 2019 Results;

Provides Full Year 2020 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, February 20, 2020 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2019.

Highlights of the fourth quarter include:

•	Net income of $67.4 million or $0.59 per share and site leasing revenue of $481.1 million

•	AFFO per share growth of 10.0% over the year earlier period on a constant currency basis

•	Tower Cash Flow and Adjusted EBITDA margins of 81.0% and 71.0%, respectively

•	Portfolio growth of 9.6% for the year, including 1,499 sites added during the quarter

•	Issued $1.0 billion of unsecured senior notes at 3.875% per annum subsequent to the quarter

•	Repurchased 0.9 million shares

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.465 per share of the Company’s Class A common stock, an increase of 25.7% over the dividend paid in the fourth quarter. The distribution is payable March 26, 2020 to the shareholders of record at the close of business on March 10, 2020.

“We are very pleased with our finish to 2019 and our positioning for 2020 and beyond,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Notwithstanding the pronounced industry slowdown in the U.S. that began in August resulting from the legal challenges to the T-Mobile acquisition of Sprint, we finished the year very well, producing material growth in AFFO per share ahead of plan. For the first time, we exceeded $2 billion in revenue in a year. In the fourth quarter, we continued to execute very well operationally, repurchased almost 1 million shares of our stock at very attractive prices, repriced over 20% of our debt to lower interest rates and added approximately 1,500 sites to our portfolio, bringing total portfolio growth for the year to over 9%. We did all of this while staying at the low end of our target leverage range and maintaining excellent liquidity. Our international markets continued to perform very well, particularly Brazil and South Africa, our two largest international markets, on a constant currency basis.”

“With the recent developments regarding the T-Mobile/Sprint transaction, the ability for Dish to become the 4th nationwide carrier now clear, the CBRS and C-Band auctions planned for later this year, and important spectrum auctions planned for our international markets over the next two years, we believe we are on the cusp of a material increase in operational activity and demand for our infrastructure likely to begin in the second half of 2020 and continue for years thereafter. We are extremely confident and excited about our future, so much so that we have just approved an increase to our quarterly dividend of over 25%. While a substantial increase, this dividend on an annual basis represents only approximately 20% of our AFFO in our 2020 Outlook, leaving us substantial capital for additional investment. We believe we will continue to produce material growth in AFFO per share and now, with the dividend, total shareholder return.”

Operating Results

The table below details select financial results for the three months ended December 31, 2019 and comparisons to the prior year period.

	Q4 2019	Q4 2018	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$481.1	$444.7	$36.4	8.2%	9.3%
Site development revenue	32.6	39.1	(6.5)	(16.7%)	(16.7%)
Tower cash flow (1)	387.4	354.2	33.2	9.4%	10.3%
Net income	67.4	57.2	10.2	17.8%	7.0%
Earnings per share - diluted	0.59	0.50	0.09	18.0%	8.3%
Adjusted EBITDA (1)	362.4	339.3	23.1	6.8%	7.7%
AFFO (1)	248.8	229.9	18.9	8.2%	9.5%
AFFO per share (1)	2.18	2.00	0.18	9.0%	10.0%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the fourth quarter of 2019 were $513.7 million compared to $483.8 million in the year earlier period, an increase of 6.2%. Site leasing revenue in the quarter of $481.1 million was comprised of domestic site leasing revenue of $380.4 million and international site leasing revenue of $100.7 million. Domestic cash site leasing revenue was $377.7 million in the fourth quarter of 2019 compared to $356.4 million in the year earlier period, an increase of 6.0%. International cash site leasing revenue was $100.4 million in the fourth quarter of 2019 compared to $85.4 million in the year earlier period, an increase of 17.6%, or 23.4% excluding the impact of changes in foreign currency exchange rates.

Site leasing operating profit was $386.3 million, an increase of 10.0% over the year earlier period. Site leasing contributed 98.5% of the Company’s total operating profit in the fourth quarter of 2019. Domestic site leasing segment operating profit was $316.5 million, an increase of 8.5% over the year earlier period. International site leasing segment operating profit was $69.8 million, an increase of 17.3% over the year earlier period.

Tower Cash Flow for the fourth quarter of 2019 of $387.4 million was comprised of Domestic Tower Cash Flow of $317.4 million and International Tower Cash Flow of $70.0 million. Domestic Tower Cash Flow for the quarter increased 7.4% over the prior year period and International Tower Cash Flow increased 19.1% over the prior year period. Tower Cash Flow Margin was 81.0% for the fourth quarter of 2019, as compared to 80.2% for the year earlier period.

Net income for the fourth quarter of 2019 was $67.4 million, or $0.59 per share, and included a $23.7 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries, while net income for the fourth quarter of 2018 was $57.2 million, or $0.50 per share, and included a $15.9 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary.

Adjusted EBITDA for the quarter was $362.4 million, a 6.8% increase over the prior year period. Adjusted EBITDA Margin was 71.0% in the fourth quarter of 2019 compared to 70.5% in the fourth quarter of 2018.

Net Cash Interest Expense was $96.5 million in the fourth quarter of 2019 compared to $96.2 million in the fourth quarter of 2018, an increase of 0.3%.

AFFO for the quarter was $248.8 million, an 8.2% increase over the prior year period. AFFO per share for the fourth quarter of 2019 was $2.18, a 9.0% increase over the prior year period.

Investing Activities

During the fourth quarter of 2019, SBA acquired 1,336 communication sites for total cash consideration of $471.7 million. These acquired sites include 1,313 sites purchased from Grupo Torre Sur in Brazil on December 6, 2019 for total cash consideration of $460 million. SBA also built 170 towers during the fourth quarter of 2019. As of December 31, 2019, SBA owned or operated 32,403 communication sites, 16,401 of which are located in the United States and its territories, and 16,002 of which are located internationally. In addition, the Company spent $13.7 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2019 were $533.1 million, consisting of $9.9 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $523.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the fourth quarter of 2019, the Company acquired 11 communication sites for an aggregate consideration of $11.9 million in cash. In addition, the Company has agreed to purchase and anticipates closing on 166 additional communication sites for an aggregate amount of $97.8 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the second quarter of 2020.

Financing Activities and Liquidity

SBA ended the fourth quarter of 2019 with $10.4 billion of total debt, $7.8 billion of total secured debt, $139.1 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $10.3 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.1x and 5.3x, respectively.

During the fourth quarter of 2019, the Company repurchased 0.9 million shares of its Class A common stock for $200.0 million, at an average price per share of $232.77 under its $1.0 billion stock repurchase plan. All shares repurchased were retired. As of the date of this filing, the Company has $624.3 million of authorization remaining under the plan.

In the fourth quarter of 2019, the Company declared and paid a cash dividend of $41.5 million.

On November 19, 2019, the Company repriced its $2.4 billion senior secured term loan from a Eurodollar Rate plus 200 basis points to a Eurodollar Rate plus 175 basis points, reducing the Company’s Net Cash Interest Expense by approximately $5.9 million annually.

On December 3, 2019, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, entered into a series of interest rate swaps on a portion of its 2018 Term Loan, effectively replacing both existing interest rate swaps. As a result, the Company has swapped $1.95 billion of notional value accruing interest at one month LIBOR plus 175 basis points for a fixed rate of 3.78% per annum through the maturity date of the existing term loan.

On February 4, 2020, the Company issued $1.0 billion of unsecured senior notes due February 15, 2027 (the “2020 Senior Notes”). The 2020 Senior Notes accrue interest at a rate of 3.875% per annum. Interest on the 2020 Senior Notes is due semi-annually on February 15 and August 15 of each year, beginning on August 15, 2020. Net proceeds from this offering were used to redeem all of the outstanding principal amount of the 4.875% Senior Notes due 2022, and repay a portion of the amount outstanding under the Revolving Credit Facility. As of the date of this press release, the Company had $175.0 million outstanding under the $1.25 billion Revolving Credit Facility.

Outlook

The Company is providing its initial full year 2020 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2020 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2020 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2020 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2020, although the Company may ultimately spend capital to repurchase some of its stock during the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 4.36 Brazilian Reais to 1.0 U.S. Dollar, 1.33 Canadian Dollars to 1.0 U.S. Dollar, and 15.0 South African Rand to 1.0 U.S. Dollar for the full year 2020 outlook. When compared to 2019 actual foreign currency exchange rates, these 2020 foreign currency rate assumptions negatively impacted the 2020 full year Outlook by approximately $29 million for leasing revenue, $19 million for Tower Cash Flow, $18 million for Adjusted EBITDA and $18 million for AFFO.

(in millions, except per share amounts)	Full Year 2020
Site leasing revenue (1)	$1,973.0	to	$1,993.0
Site development revenue	$130.0	to	$150.0
Total revenues	$2,103.0	to	$2,143.0
Tower Cash Flow (2)	$1,597.0	to	$1,617.0
Adjusted EBITDA (2)	$1,495.0	to	$1,515.0
Net cash interest expense (3)	$369.0	to	$379.0
Non-discretionary cash capital expenditures (4)	$37.0	to	$47.0
AFFO (2)	$1,041.0	to	$1,087.0
AFFO per share (2) (5)	$9.07	to	$9.47
Discretionary cash capital expenditures (6)	$240.0	to	$260.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 114.8 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2020.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Thursday, February 20, 2020 at 5:00 PM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, February 20, 2020 at 5:00 PM (EST)
Dial-in Number:	(844) 291-6360
Access Code:	1730799
Conference Name:	SBA fourth quarter results
Replay Available:	February 20, 2020 at 11:00 PM to March 6, 2020 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 6891459
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the increase in operational activity and demand for the Company’s infrastructure, and the timing, magnitude and drivers of that increase, (ii) the potential T-Mobile/Sprint transaction and the emergence of Dish as a nationwide carrier, (iii) the Company’s future capital allocation, including with respect to its increased dividend, (iv) the Company’s financial and operational performance in 2020, including growth in AFFO per share and total shareholder return, (v) the Company’s financial and operational guidance for the full year 2020, the assumptions it made and the drivers contributing to its full year guidance, (vi) the timing of closing for currently pending acquisitions, and (vii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the potential T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2020; and (15) the

Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2020 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2019.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Revenues:
Site leasing	$481,100	$444,748	$1,860,858	$1,740,434
Site development	32,559	39,101	153,787	125,261

Total revenues	513,659	483,849	2,014,645	1,865,695

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	94,785	93,497	373,951	372,296
Cost of site development	26,474	28,806	119,080	96,499
Selling, general, and administrative expenses (1)	43,962	35,626	192,717	142,526
Acquisition and new business initiatives related adjustments and expenses	5,559	1,789	15,228	10,961
Asset impairment and decommission costs	9,472	4,356	33,103	27,134
Depreciation, accretion, and amortization	179,487	169,454	697,078	672,113

Total operating expenses	359,739	333,528	1,431,157	1,321,529

Operating income	153,920	150,321	583,488	544,166

Other income (expense):
Interest income	808	1,760	5,500	6,731
Interest expense	(97,355)	(97,939)	(390,036)	(376,217)
Non-cash interest expense	(1,239)	(638)	(3,193)	(2,640)
Amortization of deferred financing fees	(7,133)	(5,024)	(22,466)	(20,289)
Loss from extinguishment of debt, net	—	—	(457)	(14,443)
Other income (expense), net	35,349	24,550	14,053	(85,624)

Total other expense, net	(69,570)	(77,291)	(396,599)	(492,482)

Income before income taxes	84,350	73,030	186,889	51,684
Provision for income taxes	(16,794)	(15,878)	(39,605)	(4,233)

Net income	67,556	57,152	147,284	47,451
Net (income) attributable to noncontrolling interests	(206)	—	(293)	—

Net income attributable to SBA Communications
Corporation	$67,350	$57,152	$146,991	$47,451

Net income per common share attributable to SBA Communications Corporation:
Basic	$0.60	$0.50	$1.30	$0.41

Diluted	$0.59	$0.50	$1.28	$0.41

Weighted average number of common shares
Basic	112,288	113,517	112,809	114,909

Diluted	114,306	115,010	114,693	116,515

(1)

Includes non-cash compensation of $12,163 and $9,957 for the three months ended December 31, 2019 and 2018, and $71,180 and $41,145 for the twelve months ended December 31, 2019 and 2018, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$108,309	$143,444
Restricted cash	30,243	32,464
Accounts receivable, net	132,125	111,035
Costs and estimated earnings in excess of billings on uncompleted contracts	26,313	23,785
Prepaid expenses and other current assets (1)	37,281	63,126

Total current assets	334,271	373,854
Property and equipment, net (1)	2,794,602	2,786,355
Intangible assets, net	3,626,773	3,331,465
Right-of-use assets, net (1)	2,572,217	—
Other assets (1)	432,078	722,033

Total assets	$9,759,941	$7,213,707

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$31,846	$34,308
Accrued expenses	67,618	63,665
Current maturities of long-term debt	522,090	941,728
Deferred revenue	113,507	108,054
Accrued interest	49,269	48,722
Current lease liabilities (1)	247,015	—
Other current liabilities (1)	16,948	9,802

Total current liabilities	1,048,293	1,206,279
Long-term liabilities:
Long-term debt, net	9,812,335	8,996,825
Long-term lease liabilities (1)	2,279,400	—
Other long-term liabilities (1)	270,868	387,426

Total long-term liabilities	12,362,603	9,384,251
Redeemable noncontrolling interests	16,052	—
Shareholders’ deficit:
Preferred stock-par value $0.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 111,775 shares and 112,433 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1,118	1,124
Additional paid-in capital	2,461,335	2,270,326
Accumulated deficit	(5,560,695)	(5,136,368)
Accumulated other comprehensive loss	(568,765)	(511,905)

Total shareholders’ deficit	(3,667,007)	(3,376,823)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,759,941	$7,213,707

(1)	On January 1, 2019, the Company adopted ASU 2016-02 which requires lessees to recognize a right-of-use asset and a lease liability.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,556	$57,152
Adjust. to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	179,487	169,454
Non-cash asset impairment and decommission costs	9,425	4,046
Non-cash compensation expense	12,581	10,187
Deferred income tax provision	9,947	12,638
Gain on remeasurement of U.S. dollar denominated intercompany loans	(39,014)	(24,037)
Other non-cash items reflected in the Statements of Operations	7,059	4,254
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	1,763	(24,772)
Prepaid expenses and other assets	209	(9,979)
Operating lease right-of-use assets, net	25,147	—
Accounts payable and accrued expenses	(3,978)	(248)
Accrued interest	14,776	14,536
Long-term lease liabilities	(23,487)	—
Other liabilities	3,590	13,244

Net cash provided by operating activities	265,061	226,475

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(490,256)	(47,994)
Capital expenditures	(42,855)	(44,846)
Other investing activities	1,019	(5,190)

Net cash used in investing activities	(532,092)	(98,030)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under Revolving Credit Facility	490,000	205,000
Repurchase and retirement of common stock	(199,448)	(342,042)
Proceeds from employee stock purchase/stock option plans	3,293	26,202
Repayment of Term Loans	(6,000)	(6,000)
Payment of dividends on common stock	(41,514)	—
Other financing activities	(1,064)	(508)

Net cash provided by (used in) financing activities	245,267	(117,348)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4,204	3,879
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(17,560)	14,976
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	158,680	163,324

End of period	$141,120	$178,300

Selected Capital Expenditure Detail

	For the three months ended December 31, 2019	For the year ended December 31, 2019
	(in thousands)
Construction and related costs on new builds	$16,788	$56,979
Augmentation and tower upgrades	16,214	62,785
Non-discretionary capital expenditures:
Tower maintenance	7,568	29,048
General corporate	2,285	5,424

Total non-discretionary capital expenditures	9,853	34,472

Total capital expenditures	$42,855	$154,236

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2019	16,385	14,519	30,904
Sites acquired during the fourth quarter	13	1,323	1,336
Sites built during the fourth quarter	7	163	170
Sites decommissioned during the fourth quarter	(4)	(3)	(7)

Sites owned at December 31, 2019	16,401	16,002	32,403

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Segment revenue	$380,386	$358,203	$100,714	$86,545	$32,559	$39,101
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(63,889)	(66,498)	(30,896)	(26,999)	(26,474)	(28,806)

Segment operating profit	$316,497	$291,705	$69,818	$59,546	$6,085	$10,295

Segment operating profit margin	83.2%	81.4%	69.3%	68.8%	18.7%	26.3%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2017 Senior Notes, and 2020 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Fourth quarter 2019 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	8.2%	(1.1%)	9.3%
Total cash site leasing revenue	8.2%	(1.1%)	9.3%
Int’l cash site leasing revenue	17.6%	(5.8%)	23.4%
Total site leasing segment operating profit	10.0%	(0.9%)	10.9%
Int’l site leasing segment operating profit	17.2%	(5.6%)	22.8%
Total site leasing tower cash flow	9.4%	(0.9%)	10.3%
Int’l site leasing tower cash flow	19.1%	(5.6%)	24.7%
Net income	17.8%	10.8%	7.0%
Earnings per share - diluted	18.0%	9.7%	8.3%
Adjusted EBITDA	6.8%	(0.9%)	7.7%
AFFO	8.2%	(1.3%)	9.5%
AFFO per share	9.0%	(1.0%)	10.0%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Site leasing revenue	$380,386	$358,203	$100,714	$86,545	$481,100	$444,748
Non-cash straight-line leasing revenue	(2,695)	(1,782)	(328)	(1,171)	(3,023)	(2,953)

Cash site leasing revenue	377,691	356,421	100,386	85,374	478,077	441,795
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,889)	(66,498)	(30,896)	(26,999)	(94,785)	(93,497)
Non-cash straight-line ground lease expense	3,565	5,513	499	371	4,064	5,884

Tower Cash Flow	$317,367	$295,436	$69,989	$58,746	$387,356	$354,182

Tower Cash Flow Margin	84.0%	82.9%	69.7%	68.8%	81.0%	80.2%

Forecasted Tower Cash Flow for Full Year 2020

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Site leasing revenue	$1,973.0	to	$1,993.0
Non-cash straight-line leasing revenue	(5.0)	to	—

Cash site leasing revenue	1,968.0	to	1,993.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(381.0)	to	(391.0)
Non-cash straight-line ground lease expense	10.0	to	15.0

Tower Cash Flow	$1,597.0	to	$1,617.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended December 31,
	2019	2018
	(in thousands)
Net income	$67,556	$57,152
Non-cash straight-line leasing revenue	(3,023)	(2,953)
Non-cash straight-line ground lease expense	4,064	5,884
Non-cash compensation	12,581	10,187
Other (income) expense, net	(35,349)	(24,550)
Acquisition and new business initiatives related adjustments and expenses	5,559	1,789
Asset impairment and decommission costs	9,472	4,356
Interest income	(808)	(1,760)
Total interest expense (1)	105,727	103,601
Depreciation, accretion, and amortization	179,487	169,454
Provision for taxes (2)	17,127	16,105

Adjusted EBITDA	$362,393	$339,265

Annualized Adjusted EBITDA (3)	$1,449,572	$1,357,060

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2019 and 2018, these amounts included $333 and $227, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2019	2018
	(in thousands)
Total revenues	$513,659	$483,849
Non-cash straight-line leasing revenue	(3,023)	(2,953)

Total revenues minus non-cash straight-line leasing revenue	$510,636	$480,896

Adjusted EBITDA	$362,393	$339,265

Adjusted EBITDA Margin	71.0%	70.5%

Forecasted Adjusted EBITDA for Full Year 2020

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Net income	$203.0	to	$251.0
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	10.0	to	15.0
Non-cash compensation	71.0	to	66.0
Loss from extinguishment of debt, net	1.0	to	2.0
Acquisition and new business initiatives related adjustments and expenses	17.0	to	13.0
Asset impairment and decommission costs	37.0	to	32.0
Interest income	(5.0)	to	(2.0)
Total interest expense (1)	412.0	to	400.0
Depreciation, accretion, and amortization	726.0	to	716.0
Provision for taxes (2)	28.0	to	22.0

Adjusted EBITDA	$1,495.0	to	$1,515.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months ended December 31,
(in thousands, except per share amounts)	2019	2018
Net income	$67,556	$57,152
Real estate related depreciation, amortization, and accretion	178,399	168,646
Adjustments for unconsolidated joint ventures	(155)	(263)

FFO	$245,800	$225,535
Adjustments to FFO:
Non-cash straight-line leasing revenue	(3,023)	(2,953)
Non-cash straight-line ground lease expense	4,064	5,884
Non-cash compensation	12,581	10,187
Adjustment for non-cash portion of tax provision	9,949	12,638
Non-real estate related depreciation, amortization, and accretion	1,088	808
Amortization of deferred financing costs and debt discounts	8,372	5,662
Other (income) expense, net	(35,349)	(24,550)
Acquisition and new business initiatives related adjustments and expenses	5,559	1,789
Asset impairment and decommission costs	9,472	4,356
Non-discretionary cash capital expenditures	(9,853)	(9,928)
Adjustments for unconsolidated joint ventures	155	513

AFFO	$248,815	$229,941

Weighted average number of common shares (1)	114,306	115,010

AFFO per share	$2.18	$2.00

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2020

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

(in millions, except per share amounts)	Full Year 2020
Net income	$203.0	to	$251.0
Real estate related depreciation, amortization, and accretion	717.0	to	709.0

FFO	$920.0	to	$960.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	10.0	to	15.0
Non-cash compensation	71.0	to	66.0
Non-real estate related depreciation, amortization, and accretion	9.0	to	7.0
Amort. of deferred financing costs and debt discounts	28.0	to	29.0
Loss from extinguishment of debt, net	1.0	to	2.0
Acquisition and new business initiatives related adjustments and expenses	17.0	to	13.0
Asset impairment and decommission costs	37.0	to	32.0
Non-discretionary cash capital expenditures	(47.0)	to	(37.0)

AFFO	$1,041.0	to	$1,087.0

Weighted average number of common shares (1)	114.8	to	114.8

AFFO per share	$9.07	to	$9.47

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2020.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31, 2019
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
Revolving Credit Facility	490,000
2018 Term Loan	2,364,000

Total secured debt	7,814,000
2014 Senior Notes	750,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000

Total unsecured debt	2,600,000

Total debt	$10,414,000

Leverage Ratio
Total debt	$10,414,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(139,086)

Net debt	$10,274,914

Divided by: Annualized Adjusted EBITDA	$1,449,572

Leverage Ratio	7.1x

Secured Leverage Ratio
Total secured debt	$7,814,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(139,086)

Net Secured Debt	$7,674,914

Divided by: Annualized Adjusted EBITDA	$1,449,572

Secured Leverage Ratio	5.3x